Exhibit 8.1


                        [BENNETT JONES LETTERHEAD]


October 28, 1999

Burlington Resources Inc.
5051 Westheimer, Suite 1400
Houston, TX 77056-5604

Dear Ladies and Gentlemen:

     We are acting as Canadian counsel to Burlington Resources Inc. ("BR") in connection with BR's proposed acquisition (the "Proposed Transaction") of Poco Petroleums Ltd. ("Poco"), a corporation organized under the laws of Alberta, Canada, upon the terms and conditions set forth in the Amended and Restated Combination Agreement between BR and Poco, effective as of August 16, 1999, and the exhibits thereto (the "Combination Agreement"). Provided that various conditions are satisfied, BR will cause Burlington Resources Canada Inc. ("BR Canada"), a subsidiary of BR organized under the laws of Alberta, Canada, to issue certain exchangeable shares (the "Exchangeable Shares") to Poco shareholders that surrender their Poco common shares to BR Canada pursuant to a plan of arrangement set forth in exhibit A to the Combination Agreement.

     BR proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-3 (the "Registration Statement") with respect to the common stock of BR (the "BR Common Stock") to be issued to holders of Exchangeable Shares that exchange such shares for shares of BR Common Stock in connection with the Proposed Transaction. In addition BR, and Poco have prepared, and we have reviewed, a Joint Management Information Circular and Proxy Statement (the "Joint Proxy Statement"), which is dated October 13, 1999 and which is incorporated by reference in the Registration Statement. In rendering the opinion set forth below we have relied upon the facts stated in the Registration Statement and the Joint Proxy Statement and upon such other documents as we have deemed appropriate, including representations of BR and Poco referred to in the Registration Statement and the Joint Proxy Statement.

     This opinion is based on the current provisions of the Income Tax Act (Canada) and regulations, the current provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended and our understanding of the current published administrative practices of Revenue Canada. This opinion takes into account all specific proposals to amend the Income Tax Act and regulations that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof and assumes that all of these proposed amendments will be enacted in their present form. No assurances can be given that any proposed amendments will be enacted in the form proposed, if at all. Except for the foregoing, this opinion does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ from the Canadian federal income tax considerations described in the Registration Statement. In addition, we have assumed that all parties to the Combination Agreement have acted, and will act, in accordance with the terms of such Combination Agreement and that the Combination Agreement will be consummated pursuant to the terms and conditions set forth therein without the waiver or modification of any such terms and conditions.

     Based upon and subject to the foregoing, the confirmation by BR of the accuracy of certain assumptions and representations underlying this opinion, and the qualifications, limitations, and assumptions contained in the portion of the Registration Statement captioned "Income Tax Considerations-Canadian Federal Income Tax Considerations," we hereby confirm, as to matters of Canadian federal income tax law, our opinion contained in the Registration Statement under the caption "Income Tax Considerations- Canadian Federal Income Tax Considerations".

     We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

     This opinion is furnished to you solely for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the captions "Income Tax Consideration - Canadian Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Yours truly,



/s/ Bennett Jones